Exhibit 99.1

{ENDOLOGIX, INC. LOGO}

DATE:     March 14, 2005

PRESS RELEASE

CONTACT:      Robert J. Krist, Chief Financial Officer, 949-595-7200
                      www.endologix.com

ENDOLOGIX REPORTS 2004 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

IRVINE, Calif. (March 14, 2005) Endologix, Inc. (NASDAQ: ELGX), developer and manufacturer of the Powerlink® System endoluminal stent graft (ELG) for the minimally invasive treatment for abdominal aortic aneurysms (AAA), today announced financial results for the year and quarter ended December 31, 2004.

“ The past year was exceptional as our Powerlink System received marketing approval by the U.S. Food and Drug Administration in late October and we initiated a focused market commercial launch in December in the domestic ELG market with what we believe to be a superior product for the treatment of AAA,” said Endologix President and Chief Executive Officer Paul McCormick. “Among other highlights, last May we entered into a distribution agreement in selected European markets.

“ U.S. market introduction of our Powerlink System is being very tightly managed to prove our sales model prior to our anticipated sales force expansion,” explained Mr. McCormick. “Our immediate focus is on utilizing our small, experienced sales team to obtain hospital approvals and begin physician training. Last month, we hired a sales and marketing veteran with vast experience commercializing vascular medical devices to lead this initiative and to assist in preparing for future expansion, with the ultimate goal of building a 40 to 50 person direct sales organization in the United States.”

Total revenues for the fourth quarter of 2004 were $852,000, compared with $920,000 for the fourth quarter of 2003. The net change for the 2004 quarter was due to higher product revenues, offset by a decrease in license revenues. Product revenues increased from $325,000 to $752,000, while license revenue decreased from $595,000 to $100,000. The product revenue increase was primarily the result of sales to the company’s new European distributor, Edwards LifeSciences AG. The decrease in license revenues was primarily the result of a reduction in license revenues from Guidant Corporation relating to the company’s legacy products.

Total revenues for the full year of 2004 year grew 6% to $4,232,000, from $3,990,000 for the full year of 2003. The net increase in the 2004 period was due to an increase to $3,019,000 from $1,395,000 in product revenues, primarily due to sales to Edwards LifeSciences AG, offset by a decrease in license revenues to $1,213,000 from $2,595,000, primarily as a result of the reduction in license revenues from Guidant. Endologix anticipates that Guidant license revenues will continue to decline.

Total operating expenses increased by $1,328,000 for the fourth quarter of 2004 to $3,732,000, compared with $2,404,000 for the same period of 2003. An $887,000 increase in sales and marketing costs was due to higher staffing costs in anticipation of the company’s focused U.S. launch of its infrarenal Powerlink System. The remaining increase in operating expenses during the 2004 fourth quarter was primarily related to expenses incurred and staffing additions related to the company’s review of internal controls over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002.

Total operating expenses increased by $2,868,000 for the year ended December 31, 2004 to $12,425,000, compared with $9,557,000 for the year ended December 31, 2003. During the full year 2004, sales and marketing costs increased by $1,931,000 due to staffing increases, as noted above. General and administrative costs increased by $1,473,000, which includes the impact of a reimbursement of $468,000 as part of a legal settlement in the first quarter of 2003, and $398,000 of costs incurred in 2004 related to the company’s review of internal controls over financial reporting as discussed above. These cost increases were partially offset by a decrease in research and development costs for legacy radiation product clinical trials.

The net loss for the fourth quarter of 2004 was $3,269,000, or $0.10 per basic and diluted share. This compares with a net loss of $1,580,000, or $0.06 per basic and diluted share, in the fourth quarter of 2003.

The net loss for 2004 was $9,683,000, or $0.31 per basic and diluted share. This compares with a net loss of $5,915,000, or $0.23 per basic and diluted share, for 2003.

Total available cash and marketable securities at December 31, 2004 was $21,916,000, reflecting a reduction of $2,712,000 from September 30, 2004, and compared with $12,779,000 at December 31, 2003.

The company’s full results of operations will be included in its Annual Report on Form 10-K which is anticipated to be filed with the Securities and Exchange Commission on or before March 31, 2004, which is within the extension period allowed by Rule 12b-25 under the Securities Exchange Act of 1934 to timely file the company’s Annual Report on Form 10-K.  The anticipated delay in filing the Annual Report on Form 10-K is expected to allow sufficient time to complete management’s evaluation of the company’s internal control over financial reporting required for the first time in the company’s Annual Report on Form 10-K pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the U.S. In October 2004, Endologix received approval to market the Powerlink System in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, including risks related to the clinical success and physician and payor acceptance of a new medical device product, and the risks related to intellectual property rights surrounding new technology, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, all as more fully described in the risk factors and other matters set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2003, and the company’s other filings with the Securities and Exchange Commission.

[Tables to Follow]

ENDOLOGIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenue:
Product	$752	$325	$3,019	$1,395
License	100	595	1,213	2,595

Total revenue	852	920	4,232	3,990
Cost of product revenue	528	127	1,851	625

Gross profit	324	793	2,381	3,365

Operating expenses:
Research, development and clinical	1,571	1,644	6,159	6,711
Marketing and sales	1,054	167	2,718	787
General and administrative	1,107	593	3,548	2,075
Minority interest	--	--	--	(16)

Total operating expenses	3,732	2,404	12,425	9,557

Loss from operations	(3,408)	(1,611)	(10,044)	(6,192)

Other income (expense):
Interest income	105	50	339	302
Other expense	34	(19)	22	(25)

Total other income	139	31	361	277

Net loss	($3,269)	($1,580)	($9,683)	($5,915)

Basic and diluted net loss per share	($ 0.10)	($ 0.06)	($ 0.31)	($ 0.23)

Shares used in computing basic and diluted net
loss per share	31,840	28,077	31,149	25,845

ENDOLOGIX, INC.CONDENSED
CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	December 31, 2004	December 31, 2003

ASSETS
Current assets:
Cash and cash equivalents	$4,831	$4,402
Marketable securities available-for-sale	16,335	8,166
Accounts receivable, net	347	239
Other receivables	233	656
Inventories	3,984	2,780
Other current assets	510	245

Total current assets	26,240	16,488
Property and equipment, net	689	141
Marketable securities available-for-sale	750	211
Goodwill	3,602	3,602
Other intangibles, net
	13,129	14,534
Other assets	102	367

Total Assets	$44,512	$35,343

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,439	$1,468

Current liabilities	2,439	1,468
Accrued compensation	522	--

Total liabilities	2,961	1,468

Stockholders' equity:
Common stock, $.001 par value; 50,000 shares authorized, 32,362 and 28,576 shares issued and outstanding	32	28
Additional paid-in capital	125,704	108,279
Accumulated deficit	(83,602)	(73,919)
Treasury stock, at cost, 495 shares
	(661)	(661)
Accumulated other comprehensive income	78	148

Total stockholders' equity	41,551	33,875

Total Liabilities and Stockholders' Equity	$44,512	$35,343

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